Exhibit 10.1

THE TAUBMAN COMPANY LLC
2018 OMNIBUS LONG-TERM INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT

Participant Name: [ ]
Grant Date: [ ]

Grant ID:	RSUs Granted
[ ]	[ ]

THIS AWARD AGREEMENT, dated as of this [ ], is entered into by and between THE TAUBMAN COMPANY LLC, a Delaware limited liability company (the “Company”), and [ ] (the “Participant”). Capitalized terms have the meaning defined herein or as defined in the Plan, as applicable.
1.    Incorporation of Plan. This Award is granted as of [ ] (the “Grant Date”), pursuant to and subject to all of the terms and conditions of The Taubman Company LLC 2018 Omnibus Long-Term Incentive Plan, as effective May 31, 2018, and as may be amended from time to time (the “Plan”), the provisions of which are incorporated in full by reference into this Award Agreement, which means that this Award Agreement is limited by and subject to the express terms of the Plan. A copy of the Plan is on file in the office of the Company. If there is any conflict between the provisions of this Award Agreement and the Plan, the Plan will control.
2.    RSU Award. The Company hereby grants the Participant an Award of [ ] Restricted Share Units (“RSUs”). Each RSU represents the right to receive, upon vesting and the satisfaction of any required tax withholding obligation, one share of common stock, par value $0.01, of Taubman Centers, Inc. (“TCO”) (“Common Stock”).
3.    Vesting Date. In accordance with the Plan, “Vesting Date” means the date that is the earlier of (a) the first day of March that occurs closest to the third anniversary from the Grant Date or (b) the death, Retirement or Disability of the Participant, or a lay-off in connection with a reduction in force, provided that, in each case ((a) and (b)), the Participant is in Service on such date. In the event of Change in Control, if this Award is assumed by the purchaser or surviving entity or is equitably converted or substituted, in each case in connection with a Change in Control, the Award will continue to vest in accordance with its terms unless within two years after such Change in Control, the Participant is terminated without Cause or the Participant terminates Service for Good Reason. In the event of such termination, the Award will vest as of the date of such termination of employment. If the Award is not assumed or otherwise equitably converted or substituted, the Company may, in its discretion, accelerate the vesting in connection with the Change in Control.
4.    Conversion of RSUs and Issuance of Shares. As soon as practicable after the vesting of this Award, TCO will issue and transfer to the Company one share of Common Stock for each RSU granted under this Award as determined according to paragraph 3 above. The Company will transfer the shares of Common Stock to the Participant upon satisfaction of any required tax withholding obligation. No fractional shares will be issued.
5.    Dividend Equivalent Rights. For each cash dividend that is declared on the Common Stock after the date of this Award and prior to the Vesting Date and that is payable on or before the Vesting Date, then, on the payment date of such dividend, the Participant shall be credited with an amount equal to the cash value of the dividends that would have been paid to the Participant if one share of Common Stock had been issued on the Grant Date for each RSU granted to the Participant under this Award. Each such credited amount shall vest on the same date that the RSUs under this Award vest, and the vested credited amount shall be paid in cash to the Participant, without interest, on the 30th day following the Vesting Date.
6.    Tax Withholding Obligation. The Company will determine, in its discretion, which of the following two methods will be used to satisfy the maximum tax withholding obligations in connection with the Payment of this Award:  (a) withholding from payment to the Participant sufficient cash and/or shares of Common Stock issuable under the Award having a fair market value sufficient to satisfy the withholding obligation; or (b) payment by the Participant to the Company the withholding amount by wire transfer, certified check, or other means acceptable to the Company, or by additional payroll withholding in the event the Participant fails to pay the withholding amount. To the extent that the value of any whole shares of Common Stock withheld exceeds applicable tax withholding obligations, the Company agrees to pay the excess in cash to the Participant through payroll or by check as soon as practicable.
7.    Rights of Participant. This Award does not entitle the Participant to any ownership interest in any actual shares of Common Stock unless and until such shares are issued to the Participant pursuant to the terms of the Plan. Since no property is transferred until the shares are issued, the Participant acknowledges and agrees that the Participant cannot and will not attempt to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to include the fair market value of the RSUs and PSUs in the Participant’s gross income for the taxable year of the grant of the Award.
8.    Beneficiary/Beneficiaries. Each Participant may, at any time, subject to the provisions of Section 9.2 of the Plan, designate a Beneficiary or Beneficiaries to whom payment under this Plan will be made in the event of such Participant’s death. Beneficiary Designation forms are available from Human Resources.
9.    Registration. TCO currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock subject to this Award. TCO intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, the Participant will not be able to transfer or sell shares issued pursuant to this Award unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. The Participant agrees that any resale by him or her of the shares of Common Stock issued pursuant to this Award will comply in all respects with the requirements of all applicable securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder) and any other law, rule, or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. TCO will not be obligated to either issue the shares or permit the resale of any shares if such issuance or resale would violate any such requirements.
10.    Acknowledgment of Participant. The Participant accepts and agrees to the terms of the Award as described in this Award Agreement and in the Plan, acknowledges receipt of a copy of this Award Agreement, the Plan, and any applicable summary of the Plan, and acknowledges that he or she has read all these documents carefully and understands their contents.
11.    General Provisions.
a.    Participant is Unsecured General Creditor. The Participant and the Participant’s Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company, TRG, TCO, nor of any entity for which the Company or any affiliate of the Company provides services. Assets of the Company or such other entities shall not be held under any trust for the benefit of the Participant or the Participant’s Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Award Agreement and the Plan. Any and all of the Company’s and such other entities’ assets shall be, and remain, the general unrestricted assets of the Company or such other entities. The Company’s sole obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay the Participant in the future, subject to the conditions and provisions of this Award Agreement and the Plan.

b.    Nonassignability. The Participant’s rights and interests under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution, and, during the Participant’s lifetime, only the Participant personally, or, in the event of the Participant’s legal incapacity or incompetence, the Participant’s guardian or other legal representative, may exercise the Participant’s rights under the Plan and this Award Agreement. A Participant’s Beneficiary may exercise the Participant’s rights to the extent they are exercisable under the Plan following the death of the Participant. No part of the amounts payable under the Plan shall, prior to actual Payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or any other Person, or be transferable by operation of law in the event of the Participant’s or any other Person’s bankruptcy or insolvency.

c.    No Right to Continued Employment. The adoption and maintenance of the Plan and the grant of the Award to the Participant under this Award Agreement shall not be deemed to constitute a contract of employment between the Company, an affiliate of the Company, or of TRG or TCO, and the Participant or to be a condition of the employment of the Participant. The Plan and the Award granted this Award Agreement shall not confer on the Participant any right with respect to continued employment by the Company or an affiliate of the Company, nor shall they interfere in any way with the right of the Company or an affiliate of the Company to terminate the employment of the Participant at any time, and for any reason, with or without Cause, it being acknowledged, unless expressly provided otherwise in writing, that the employment of the Participant is “at will.”

12.    Specified Employee. Notwithstanding any other provision of the Plan or this Award Agreement to the contrary, for any Payment under this Award Agreement that is made on account of a Participant’s Retirement, and the Participant is a ‘specified employee’ as determined under the default rules under Code Section 409A, and the regulations thereunder, on the Retirement date, the payment will be made on the day next following the date that is the six-month anniversary of the date of the Participant’s Retirement, or, if earlier, the date of the Participant’s death; any Payments that would have been paid prior to the six-month anniversary plus one day Payment date specified above.
13.    Definitions. As used in this Award Agreement, the following definitions shall apply:
a.    “Beneficiary” means:  (i) an individual, trust, estate, or family trust who or that, by will or by operation of the laws of descent and distribution, succeeds to the rights and obligations of the Participant under the Plan on the Participant’s death; or (ii) an individual who, as a result of designation by the Participant in a Beneficiary Designation, or as otherwise provided in the Beneficiary Designation rules set forth below, succeeds to the rights and obligations of the Participant under the Plan on such Participant’s death.
b.    “Beneficiary Designation” means a writing executed by the Participant pursuant to the following rules:
i.     The Participant may, at any time, designate any Person or Persons as the Participant’s Beneficiary or Beneficiaries (both principal as well as contingent) to whom Payment under this Award Agreement will be made in the event of such Participant’s death prior to Payment due the Participant under this Award Agreement. Such designation may be changed at any time prior to the Participant’s death, without consent of any previously designated beneficiary. Any designation must be made in writing. A Beneficiary Designation shall be effective only if properly completed and only on receipt by the Company. Any properly completed Beneficiary Designation received by the Company prior to the Participant’s death shall automatically revoke any prior Beneficiary Designation. In the event of divorce, the person from whom such divorce has been obtained shall be deemed to have predeceased the Participant in determining who shall be entitled to receive Payment pursuant to the Participant’s Beneficiary Designation, unless the Participant completes and submits after the divorce a Beneficiary Designation which designates the former spouse as the Participant’s Beneficiary for purposes of this Award Agreement.
ii.    If the Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease (or are deemed to predecease) the Participant or die prior to Payment of the amounts due to the Participant under this Award Agreement, then such Participant’s designated Beneficiary shall be deemed to be the Person or Persons surviving the Participant in the first of the following classes in which there is a survivor, share and share alike:

A.	The Participant’s surviving spouse.

B.
The Participant’s children, except that if any of such Participant’s children predecease the Participant but leave issue surviving, then such issue shall take, by right of representation, the share their parent would have taken if living. The term “children” shall include natural or adopted children but shall not include a child (or children) whom the Participant has placed for adoption or foster care.

C.	The Participant’s estate.
c.    “Partnership Agreement” means The Third Amendment and Restatement of Agreement of Limited Partnership of The Taubman Realty Group Limited Partnership, dated December 12, 2012, as thereafter amended from time to time.
d.    “Payment” means the transfer of shares of Common Stock equal to the number of RSUs that vest under this Award Agreement as of the Vesting Date, net of any taxes as provided in paragraph 7 of this Award Agreement and Section 19.3 of the Plan.
e.    “Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, business trust, cooperative, association, or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane, or incompetent person, a quasi‑governmental entity, a government or any agency, authority, political subdivision, or other instrumentality thereof, or any other entity.
In witness whereof, the undersigned have caused this Award Agreement to be executed as of [ ].

PARTICIPANT

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Printed Name:_______________________________________